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Exhibit 99.12

TRANSPORTATION SERVICE AGREEMENT
Contract Identification FT16129

        This Transportation Service Agreement (Agreement) is entered into by Great Lakes Gas Transmission Limited Partnership (Transporter) and TRANSCANADA PIPELINES LIMITED (Shipper).

        WHEREAS, Shipper has requested Transporter to transport Gas on its behalf and Transporter represents that it is willing to transport Gas under the terms and conditions of this Agreement.

        NOW, THEREFORE, Transporter and Shipper agree that the terms below constitute the transportation service to be provided and the rights and obligations of Shipper and Transporter.

1.
EFFECTIVE DATE:    March 09, 2011

2.
CONTRACT IDENTIFICATION:    FT16129

3.
RATE SCHEDULE:    FT

4.
SHIPPER TYPE:    Other

5.
STATE/PROVINCE OF INCORPORATION:    Canada

6.
TERM:    November 01, 2011 to October 31, 2012

  Transporter and Shipper agree that Shipper may extend the primary term of this Agreement by exercising a Contractual Right of First Refusal, pursuant to the procedures set forth in Section 6.16 of the General Terms and Conditions of Transporter's FERC Gas Tariff.

7.
EFFECT ON PREVIOUS CONTRACTS:

  This Agreement supersedes, cancels and terminates, as of the effective date stated above, the following contract(s): N/A

8.
MAXIMUM DAILY QUANTITY (Dth/Day):    313,727

  Please see Appendix A for further detail.

9.
RATES:

  Unless Shipper and Transporter have agreed to a rate other than the maximum rate, rates shall be Transporter's maximum rates and charges plus all applicable surcharges in effect from time to time under the applicable Rate Schedule (as stated above) on file with the Commission unless otherwise agreed to by the parties in writing. Provisions governing a Rate other than the maximum shall be set forth in this Paragraph 9 and/or on Appendix B hereto.

  Shipper and Transporter agree that for service under this Agreement from the point(s) of receipt listed on Appendix A to the point(s) of delivery listed on Appendix A, the Reservation Fee to be charged shall be the lesser of $7.300 per Dth or Great Lakes' currently effective Maximum Tariff Rate.

  For the points below, the secondary route reservation pricing will be the same rate as the primary route, therefore no incremental reservation fees will be charged. Shipper will be charged utilization, fuel and ACA on this secondary route.

Secondary Receipt:	None
Secondary Delivery:	Sault Ste. Marie TCPL
10.
POINTS OF RECEIPT AND DELIVERY:

  The primary receipt and delivery points are set forth on Appendix A.

11.
RELEASED CAPACITY:

  N/A

12.
INCORPORATION OF TARIFF INTO AGREEMENT:

  This Agreement shall incorporate and in all respects be subject to the "General Terms and Conditions" and the applicable Rate Schedule (as stated above) set forth in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, as may be revised from time to time. Transporter may file and seek Commission approval under Section 4 of the Natural Gas Act (NGA) at any time and from time to time to change any rates, charges or provisions set forth in the applicable Rate Schedule (as stated above) and the "General Terms and Conditions" in Transporter's FERC Gas Tariff, Third Revised Volume No. 1, and Transporter shall have the right to place such changes in effect in accordance with the NGA, and this Agreement shall be deemed to include such changes and any such changes which become effective by operation of law and Commission Order, without prejudice to Shipper's right to protest the same.

13.
MISCELLANEOUS:

  No waiver by either party to this Agreement of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any continuing or future default(s), whether of a like or a different character.

  Any controversy between the parties arising under this Agreement and not resolved by the parties shall be determined in accordance with the laws of the State of Michigan.

14.
OTHER PROVISIONS:

  It is agreed that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Partner, agent, management official or employee of the Transporter or any director, officer or employee of any of the foregoing, for any obligation of the Transporter arising under this Agreement or for any claim based on such obligation and that the sole recourse of Shipper under this Agreement is limited to assets of the Transporter.

  Upon termination of this Agreement, Shipper's and Transporter's obligations to each other arising under this Agreement, prior to the date of termination, remain in effect and are not being terminated by any provision of this Agreement.

15.
NOTICES AND COMMUNICATIONS:

  All notices and communications with respect to this Agreement shall be in writing by mail, e-mail, or fax, or other means as agreed to by the parties, and sent to the addresses stated below or to any other such address(es) as may be designated in writing by mail, e-mail, or fax, or other means similarly agreed to:

ADMINISTRATIVE MATTERS
Great Lakes Gas Transmission Limited Partnership Commercial Services 717 Texas Street Houston, TX 77002-2761	TRANSCANADA PIPELINES LIMITED 450 - 1st Street S.W. Calgary, AB T2P 5H1 Canada Attn: Steve Pohlod

AGREED TO BY:

GREAT LAKES GAS TRANSMISSION LIMITED PARTNERSHIP By: Great Lakes Gas Transmission Company	TRANSCANADA PIPELINES LIMITED

/s/ Joseph E. Pollard Joseph E. Pollard Director, Commercial Services	/s/ Steve Pohold Steve Pohold Vice President, Commercial—East Canadian Pipelines
/s/ Karl Johannson Karl Johannson Senior Vice President Canadian and Eastern US Pipelines

 APPENDIX A
Contract Identification FT16129

Date: March 09, 2011
Supersedes Appendix Dated: Not Applicable

Shipper: TRANSCANADA PIPELINES LIMITED

Maximum Daily Quantity (Dth/Day) per Location:

Begin Date	End Date	Point(s) of Primary Receipt	Point(s) of Primary Delivery	MDQ	Maximum Allowable Operating Pressure (MAOP)
11/01/2011	10/31/2012	EMERSON		313,727	974
11/01/2011	10/31/2012		ST. CLAIR	313,727	974

QuickLinks

  Exhibit 99.12
TRANSPORTATION SERVICE AGREEMENT Contract Identification FT16129
APPENDIX A Contract Identification FT16129